For more information contact:
Investor Relations Inquiries            Media Inquiries
David M. Douglass                       Amy Anderson
Chief Financial Officer                 Manager, Marketing
The Cobalt Group, Inc.                  Communications
206-269-6363 ext. 701                   The Cobalt Group, Inc.
investor_relations@cobaltgroup.com      206-269-6363 ext. 105
                                        amya@cobaltgroup.com

                  The Cobalt Group Announces Fourth Quarter and
                     Fiscal Year End 1999 Financial Results

          - Sequential Quarterly Revenues Grow 19% to $8.4 million; Quarter-over-Quarter Revenues Up 270%
          - Strategic Initiatives, Key Partnerships and Aggressive Product Launches Strengthen Business-to-Business Service Offerings
          -    Sale of YachtWorld Division Increases Liquidity for
               Continued Growth
          -    John Holt Named President and Chief Executive Officer

SEATTLE (January 26, 2000) - The Cobalt Group, Inc. (NASDAQ: CBLT), a leading provider of Internet solutions for the automotive industry, today announced financial results for its fourth quarter and fiscal year ending December 31, 1999.

Revenues for the fourth quarter of 1999 increased 19% to $8.4 million from revenues of $7.0 million in the third quarter of 1999, and they increased 270% from revenues of $2.3 million in the fourth quarter of 1998. For the year ending December 31, 1999, revenues increased 273% to $23.3 million from revenues of $6.2 million in the year ending December 31, 1998.

During the fourth quarter, $5.7 million in revenues were derived from Internet marketing services. This compares to $4.2 million for the third quarter of 1999. The remaining $2.7 million in fourth quarter revenues was attributable to Cobalt's PartsVoice subsidiary. PartsVoice accounted for $2.8 million in the third quarter of 1999.

     Net loss for the fourth quarter of 1999 was $4.8 million, or $0.29 per share, compared to a net loss of $5.5 million, or $0.37 per share for the previous quarter and a net loss of $3.6 million or $1.15 per share in the fourth quarter of 1998. Net loss for the year ending December 31, 1999 was $16.5 million, or $1.22 per share as compared to $5.1 million, or $1.57 per share for the year ending December 31, 1998. All per share amounts are computed on a pro forma diluted basis, which assumes conversion of the convertible preferred stock from the original date of issuance.

"We are very pleased to report record results for our first full quarter as a public company," stated John Holt, president and CEO of The Cobalt Group, Inc. "Since completing our initial public offering in August, we have made major strides towards becoming a leading provider of Internet-based business-to-business solutions for the automotive industry."

The Cobalt Group ended the fourth quarter with approximately 5,200 dealer Web site clients, over 10,000 dealers using its parts locating system and relationships with 16 automotive manufacturers and more than 50 of the 100 largest dealer groups in the United States.

                                   -- More --

Cobalt Q4 1999 Financial Results/2


     Holt added, "In line with our strategic goals we have established the largest dealer network in the auto industry, as well as key associations with the National Automotive Dealers Association, Excite@Home, InfoSpace.com, and BuySellBid.com. Combined with a number of new product launches, additional manufacturer partners, the development of MotorPlace.com, and the acquisitions of PartsVoice and IntegraLink, the Company is positioned to grow and leverage its dealer network, and provide deep technology solutions for our dealer and manufacturer clients."

RECENT HIGHLIGHTS

     . On In January 20, 2000 The Cobalt Group launched MotorPlace.com, a business-to-business vertical portal for the automotive industry. The site aggregates vehicle and parts data from Cobalt's more than 12,000 auto dealer clients to create an e-commerce marketplace for dealers and other industry participants. Dealers will be able to use MotorPlace.com to buy, sell and trade new and used vehicles and original equipment manufacturer (OEM) parts with other dealers. The site will also allow dealers to combine their purchasing power to make discounted purchases of goods and supplies.

     . The National Automobile Dealers Association (NADA) and The Cobalt Group announced an unprecedented partnership on January 10, 2000 to launch an industry-wide e-commerce push aimed at increasing dealer Web site utilization and create a comprehensive automotive consumer portal. The partnership was launched at the recently-ended NADA convention in Orlando, where the Company generated hundreds of leads and signed up new dealer Web site customers at monthly subscriptions more than double the current average dealer spend.

     . The Cobalt Group announced its intention to expand the Company's data collection capabilities on January 14, 2000 with the acquisition of IntegraLink, a provider of advanced data extraction and reporting services. IntegraLink provides third generation data extraction capabilities to 2,700 dealers and will add efficiencies to Cobalt's PartsVoice operation.

     . In recent weeks, The Cobalt Group announced partnerships to expand consumer choice in online car shopping by providing its new and/or used vehicle listings to Excite@Home, InfoSpace.com and BuySellBid.com. In turn, Cobalt's dealer clients have gained exposure to millions of online car buyers nationwide.

     . The Cobalt Group announced in December that Kia Motors America had chosen Cobalt's PartsVoice subsidiary as the exclusive contract vendor for the Kia National Parts Locator. This service markets Kia dealers' original equipment inventory to anyone searching for Kia parts, including Kia dealers, non-Kia dealers, repair/body shops, fleet and insurance companies and do-it-yourselfers. Kia was the fifth manufacturer in 1999 to choose Cobalt to provide exclusive Web site services or parts locator services to its dealer network.

                                   -- More --

Cobalt Q4 1999 Financial Results/3


     . The Cobalt Group has recently launched new Internet-based software applications to help dealers service their online customers, including: Lead Manager, which tracks lead response time and sales closing ratios for Internet leads; AdWizard Plus, an online advertising application that allows dealers and manufacturers to create custom advertising campaigns for their Web sites; Service Solution 2-1-1, a Customer Relationship Management tool that helps dealers retain owners and increase their service business; and Finance Solution 2-1-1, an Internet services package that contains loan calculators and Kelley Blue Book used car pricing.

SALE OF YACHTWORLD.COM DIVISION

The Cobalt Group today announced that it sold its YachtWorld.com division for $14.0 million in cash and notes as well as warrants to purchase common stock of Boats.com, Inc. "Though YachtWorld.com has been part of the Company since its inception, we want to focus all of our energies on strengthening our leadership position in the automotive industry," said Holt. "The cash proceeds will provide us with additional liquidity and help fuel our aggressive efforts to grow market share and develop leading technology solutions for the world's largest consumer vertical."

HOLT BECOMES PRESIDENT AND CHIEF EXECUTIVE OFFICER

Concurrent with the announcement of the Company's 1999 financial results, John Holt has been named to the position of president and chief executive officer. The role of chief executive officer was previously shared between Holt and Geof Barker. Barker will consult with the Company and remain a member of the Board of Directors.

"Since co-founding the Company, John has become an industry spokesman for the new, digital dealer," said Howard Tullman, chairman of The Cobalt Group's Board of Directors. "We are delighted that he will lead the Company as it continues to build its growing leadership position as a premier provider of business-to-business services to auto dealers and manufacturers."

"This change formalizes an evolution that has been underway for some time," said Barker. "John has always had a more direct involvement in day-to-day operations as well as in setting the Company's strategic direction, while I've focused primarily on fundraising and acquisitions and dispositions. Now that the Company is public, I look forward to helping Cobalt with strategic initiatives at the Board level."

"Geof has been a close friend and partner throughout Cobalt's evolution," commented Holt. "I would like to thank him for his support during this period of change and I look forward to working together in our respective new roles."

Prior to Cobalt, Holt developed and directed an affiliate label publishing program for IVI Publishing. He also served as vice president for growth and development at Oceantrawl Inc., one of the world's largest seafood processing companies. Holt has a master's degree from The Yale School of Management and a bachelor's degree from Bowdoin College.

                                   -- More --

Cobalt Q4 1999 Financial Results/4


ABOUT THE COBALT GROUP

The Cobalt GroupT (NASDAQ: CBLT), based in Seattle, is a leading provider of Internet-based products and services for the automotive industry. Through Internet-based application development and hosting, data management, and online car referral services, Cobalt helps dealers, dealer groups and automobile manufacturers harness the power of the Internet to realize new efficiencies, win new prospects and better serve their customers.

With approximately 5,200 dealer Web site clients, over 10,000 dealers using its parts locating system, and relationships with 16 automotive manufacturers and more than 50 of the 100 largest dealer groups in the United States, Cobalt is one of the leading technology companies serving the automotive industry. Cobalt operates MotorPlace.com (www.motorplace.com), a business-to-business vertical portal for the automotive industry; DealerNetR (www.dealernet.com), one of the best-known automotive destination sites on the Web; and PartsVoiceR www.partsvoice.com), a leading OEM auto parts locating and data management service.

Cobalt offers Web site services that are endorsed by the National Automobile Dealers Association.

For more information, please visit The Cobalt Group at www.cobaltgroup.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements relating to the development of Cobalt's products and services and future operating results, including statements regarding future market share and new products and services. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Actual results may vary significantly from the results expressed or implied in such statements. For a discussion of the risks that could affect Cobalt's future performance, please see "Risk Factors" in Cobalt's most recent quarterly report on Form 10-Q, as filed with the Securities and Exchange Commission. Cobalt undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Cobalt, The Cobalt Group, DealerNet, PartsVoice, IntegraLink, AdWizard, and MotorPlace.com are trademarks of The Cobalt Group, Inc. All other trademarks are the property of their respective owners.

                               (Tables to Follow)

                            The Cobalt Group, Inc.
                          Consolidated Balance Sheets
              (in thousands, except share and per share amounts)

                                                December 31,        December 31,
                                                    1998                1999
                                                ------------        ------------

                                     Assets

Current assets
     Cash and cash equivalents                    $ 5,756              $14,224
     Short-term investments                           983                  -
     Accounts receivable, net of allowance
        for doubtful accounts of $85 and
        $497, respectively                          1,250                4,581
     Other current assets                             130                2,225
                                                  ----------          ----------
                                                    8,119               21,030

Capital assets, net of accumulated depreciation
     of $410 and $1,707, respectively               1,453                4,636
Intangible assets, net of accumulated
     amortization of $321 and $4,016,
     respectively"                                    479               27,330
Other assets                                           11                1,036
                                                  ----------          ----------
     Total assets                                 $10,062              $54,032
                                                  ==========          ==========

      Liabilities, Mandatorily Redeemable Convertible Preferred Stock and
                        Shareholders' (Deficit) Equity

Current liabilities
     Accounts payable                             $   191              $ 2,020
     Accrued liabilities                              776                1,520
     Deferred revenue                               1,290                2,456
     Software financing contract, current portion     -                    362
     Capital lease obligations, current portion       328                  844
                                                  ----------          ----------
                                                    2,585                7,202

Non-current liabilities
     Software financing contract, non-current
        portion                                       -                     28
     Capital lease obligations, non-current
        portion                                       557                1,217
                                                  ----------          ----------
                                                      557                1,245

Mandatorily redeemable convertible preferred stock
     Series A; $0.01 par value per share;
        2,106,282 and 0 shares issued
        and outstanding; redemption and
        liquidation value of $1,158 and $0          1,116                   -
     Series B; $0.01 par value per share;
        7,047,620 and 0 shares issued and
        outstanding; redemption and liquidation
        value of $29,600 plus unpaid dividends
        and $0                                     30,046                   -
                                                  ----------          ----------
                                                   31,162                   -

Shareholders' (deficit) equity
     Preferred stock; $0.01 par value per share;
        100,000,000 shares authorized; 9,153,902
        and 0 shares issued and outstanding as
        mandatorily redeemable convertible
        preferred stock                               -                     -
     Common stock; $0.01 par value per share;
        200,000,000 shares authorized; 1,343,898
        and 16,855,431 issued and outstanding,
        respectively                                   13                  169
     Additional paid-in capital                     2,435               89,957
     Deferred compensation                         (1,686)              (3,036)
     Notes receivable from shareholders              (144)                (144)
     Accumulated deficit                          (24,860)             (41,361)
                                                  ----------          ----------
                                                  (24,242)              45,585
                                                  ----------          ----------

        Total liabilities, mandatorily
        redeemable convertible preferred
        stock and shareholders' (deficit)
        equity                                    $10,062              $54,032
                                                  ==========          ==========

                                   The Cobalt Group, Inc.
                              Consolidated Statements of Operations
                                        (unaudited)
                       (in thousands, except share and per share amounts)

                                            Three months ended                Twelve months ended
                                               December 31,                        December 31,
                                      -----------------------------    ------------------------------
                                           1998            1999             1998           1999
                                      --------------- -------------   -------------- ----------------
                                           (unaudited)

Revenues                              $     2,261      $     8,375    $     6,245    $     23,286
Cost of revenues                              453            1,676          1,199           4,819
                                      --------------- -------------   -------------- ----------------
Gross profit                                1,808            6,699          5,046          18,467

Operating expenses
  Sales and marketing                       1,482            3,815          4,048          11,591
  Product development                         352            1,333            961           3,168
  General and administrative                1,616            4,816          4,328          13,201
  Amortization of intangible assets            74            1,330            299           3,694
  Stock based compensation                    527              424            806           2,806
                                      --------------- -------------   -------------- ----------------
      Total operating expenses              4,051           11,718         10,442          34,460
                                      --------------- -------------   -------------- ----------------

Loss from operations                       (2,243)          (5,019)        (5,396)        (15,993)

Gain on sale of HomeScout                     -                -            1,626             -
Common stock repurchase                    (1,384)             -           (1,384)            -
Interest expense                              (35)             (67)           (93)           (993)
Other income, net                              94              257            142             485
                                      --------------- -------------   -------------- ----------------
Net loss                              $    (3,568)     $    (4,829)   $    (5,105)   $    (16,501)
                                      =============== =============   ============== ================

Net loss available to common
shareholders                          $   (12,385)     $    (4,829)   $   (13,930)   $    (18,042)
                                      =============== =============   ============== ================

Basic and diluted net loss per share  $     (8.35)     $     (0.29)   $     (4.74)   $      (2.26)
                                      =============== =============   ============== ================

Weighted-average shares outstanding     1,483,686       16,850,441      2,938,460       7,971,443
                                      =============== =============   ============== ================

Pro forma net loss available to
 common shareholders (unaudited)      $   (11,830)     $    (4,829)   $   (13,367)   $    (16,501)
                                      =============== =============   ============== ================

Pro forma basic and diluted net
  loss per share (unaudited)          $     (1.15)     $     (0.29)   $     (1.57)   $      (1.22)
                                      =============== =============   ============== ================

Pro forma weighted-average shares
  outstanding (unaudited)              10,261,027       16,850,441      8,530,634      13,519,898
                                      =============== =============   ============== ================